Exhibit 99(i)- News Release

David H. Gonci
Senior Vice President
Chief Financial Officer

Vernon, CT – April 29, 2003

ALLIANCE NET INCOME UP 9% IN FIRST QUARTER

Alliance Bancorp of New England, Inc. (AMEX:ANE), the holding company for Tolland Bank, reported record quarterly net income of $923 thousand in the first quarter of 2003, representing a 9% increase over earnings of $850 thousand in the first quarter of 2002. Earnings per share advanced to $0.33 from $0.32 for these periods. Alliance earned a 14% return on shareholders’ equity in the most recent quarter, and book value per share increased by 6% to $10.18.

Alliance announced a quarterly dividend of 7.5 cents per share, payable on May 27, 2003 to shareholders of record at the close of May 13, 2003. This dividend represents a 10% increase over the same quarter in the previous year, due to the eleven-for-ten stock split effected in the form of a 10% stock dividend distributed in May 2002.

President and CEO Joseph H. Rossi stated, “Due to our strong retail and commercial market position, Alliance produced solid growth despite challenging economic conditions. Increases in loan balances, net interest income, and non-interest income all demonstrate our continuing success in enhancing shareholder value by meeting customer needs in the financial marketplace.”

Mr. Rossi continued, “First quarter results benefited especially from the strong residential loan markets, as interest rates remained at attractive levels. Our investments in staff, training, and systems aided our branch sales managers, who processed nearly triple the amount of mortgage and consumer loan applications in the first quarter of this year, compared to last year. We believe that our competitive product positioning has improved our market share, including our popular no fee mortgage refinance program, as well as our competitive traditional mortgage products.”

Mr. Rossi concluded, “During the first quarter, we purchased the property for our new Enfield branch office, and ground breaking will soon begin. We look forward to opening our tenth office in this attractive market in the fall.”

Total earning assets increased at a 4% annualized rate during the first quarter, including growth in both residential and commercial mortgage loans. The net interest margin measured 3.39% during the first quarter, which was the second consecutive quarterly increase after the margin hit a low of 3.31% in the third quarter of 2002 due to the impact of falling interest rates last year.

Alliance Net Income Up 9% in First Quarter
April 29, 2003

Quarterly net interest income increased by $13 thousand to $3.207 million in the first quarter.

The first quarter provision for loan losses totaled $46 thousand, compared to $172 thousand in the first quarter of last year. Net loan charge-offs were a modest $21 thousand in the most recent quarter. The loan loss allowance measured 1.60% of total regular loans (excluding 100% government guaranteed loans) at March 31, 2003, unchanged from year-end 2002. Nonperforming assets totaled $1.4 million (0.33%) of assets at quarter-end, down from $2.4 million (0.59% of assets) at the beginning of the quarter. There were no foreclosed assets during the quarter.

First quarter service charges and other income grew by $419 thousand (85%). This growth was primarily due to higher secondary marketing income related to the higher volume of residential mortgage originations and secondary market sales. Service charge income also benefited from higher non deposit investment product commissions, reflecting the new program initiated with the Infinex Financial Group in the previous quarter.

Alliance recorded a net loss of $77 thousand on securities in the most recent quarter, compared to a net gain of $172 thousand in the first quarter of 2002. Gross securities gains in 2003 totaled $809 thousand and gross securities losses totaled $886 thousand. During the first quarter, Alliance eliminated the held to maturity classification of investment securities, which had decreased to a balance of $5 million at year-end 2002. These securities were transferred to the available for sale category, where all future security purchases will be recorded. Securities gains were recorded on the sale and redemption of $4 million in corporate securities which were viewed as fully valued. The securities loss was recorded on one debt security issued by a mutual insurance company which was written down for a decline in value that was deemed other-than-temporary.

Non-interest expense increased by $202 thousand (8%) compared to the year-ago quarter. This increase was in staff related expense, which increased by $279 thousand. All other major expense categories were flat or down except for occupancy costs related to the cold winter. Compensation cost increases included about $150 thousand in commission and temporary help costs related to higher fee based product sales, an $88 thousand increase in benefits costs which was mostly pension related, with the remainder including merit and staff increases. Total full time equivalent staff measured 113 at quarter-end, growing from 109 at year-end 2002 due primarily to customer service staff hires.

Total assets were $421 million at quarter-end, growing at a 6% annualized rate from year-end 2002. Regular loans totaled $255 million, increasing at a 4% annualized rate during the quarter. Total deposits of $331 million were flat from year-end.

Shareholders’ equity totaled $27 million at quarter-end and measured 6.5% of total assets, up from 6.2% at year-end 2002. The Company’s capital remained in excess of all regulatory requirements and continued to exceed the requirement for the highest regulatory capital category of Well Capitalized.

Alliance Net Income Up 9% in First Quarter
April 29, 2003

All share and per share data for prior periods has been adjusted to reflect the eleven-for-ten stock split effected in the form of a 10% stock dividend distributed in May, 2002.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the bank holding company for Tolland Bank, a Connecticut-chartered bank with nine offices serving central and eastern Connecticut, and a tenth office under construction in Enfield, Connecticut. Alliance builds community and shareholder value relying on its fundamental strengths of convenience, superior marketing, customer service, knowledge of its communities, and competitive products. (www.alliancebancorp.com and www.tollandbank.com)

Statements in this press release regarding Alliance Bancorp of New England, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see “Forward-Looking Statements” in the Company’s most recent Annual Report.

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Alliance Bancorp of New England, Inc.
Consolidated Selected Financial Data (Unaudited)

	As of and for the three months ended March 31,

	2003	2002

For the Quarter (in thousands)
Net interest income	$3,207	$3,194
Provision for loan losses	46	172
Service charges and other income	912	493
Net (loss) gain on securities and assets	(77)	172
Non-interest expense	2,669	2,467
Net income	923	850

Per Share
Net income - basic	$0.34	$0.33
Net income - diluted	0.33	0.32
Dividends declared	0.075	0.068
Book value	10.18	8.59
Common stock price:
High	20.05	13.19
Low	18.51	10.68
Close	19.75	12.95

At Quarter End (in millions)
Total assets	$420.8	$396.9
Total loans	279.4	259.7
Other earning assets	112.9	107.3
Deposits	330.7	324.2
Borrowings	60.7	48.5
Shareholders’ equity	27.3	22.1

Operating Ratios
Return on average equity	14.23%	15.30%
Return on average assets	0.90	0.90
Net interest margin	3.39	3.67
Efficiency ratio	63.30	65.42
Equity/total assets	6.48	5.57
Dividend payout ratio	21.76	20.63

Loan Related Ratios
Net charge-offs/average regular loans	0.03%	0.04%
Loan loss allowance/regular loans	1.60	1.65
Nonperforming assets/total assets	0.33	0.45

Growth
Net income	9%	3%
Regular loans	4	8
Deposits	–	28

(1) All share and per share data for the 2002 period has been adjusted to reflect the eleven–for–ten stock split effected in the form of a 10% stock dividend distributed in May 2002.
(2) The efficiency ratio is non–interest expense divided by the sum of net interest income (fully taxable equivalent) and service charges and other income. Return, margin and charge–off ratios are annualized based on average balances for the period. Net interest margin is fully taxable equivalent.
(3) Regular loans are total loans excluding government guaranteed loans.
(4) Growth of net income is compared to the same period in the prior year. Growth of regular loans and deposits is compared to the prior year–end, annualized.

Alliance Bancorp of New England, Inc.
Consolidated Income Statements (Unaudited)

	Three Months Ended March 31,

(in thousands, except share data)	2003	2002

Interest and Dividend Income
Loans	$4,558	$4,520
Debt securities	903	1,337
Dividends on equity securities	203	185
Short-term investments	21	25

Total interest and dividend income	5,685	6,067

Interest Expense
Deposits	1,651	2,110
Borrowings	827	763

Total interest expense	2,478	2,873

Net Interest Income	3,207	3,194
Provision For Loan Losses	46	172

Net interest income after provision for loan losses	3,161	3,022
Non-Interest Income
Service charges and other income	912	493
Net (loss) gain on securities	(77)	172

Total non-interest income	835	665
Non-Interest Expense
Compensation and benefits	1,589	1,310
Occupancy	208	173
Data processing services and equipment	307	308
Office and insurance	166	163
Purchased services	251	314
Other	148	199

Total non-interest expense	2,669	2,467

Income before income taxes	1,327	1,220
Income tax expense	404	370

Net Income	$923	$850

Share Data
Basic earnings per share	$0.34	$0.33

Diluted earnings per share	$0.33	$0.32

Average basic shares outstanding	2,694,041	2,573,334
Average additional dilutive shares	132,467	110,033

Average diluted shares	2,826,508	2,683,367

Alliance Bancorp of New England, Inc.
Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)	March 31, 2003	December 31, 2002

Assets
Cash and due from banks	$14,546	$13,941
Short-term investments	16,359	4,520

Total cash and cash equivalents	30,905	18,461

Securities available for sale (at fair value)	89,556	87,812

Securities held to maturity (fair value of $5,984 in 2002)	–	5,372

Loans held for sale	6,939	11,942

Residential mortgage loans	81,534	78,717
Commercial mortgage loans	95,577	94,692
Other commercial loans	39,927	39,550
Consumer loans	38,289	39,547
Government guaranteed loans	24,037	25,756

Total loans	279,364	278,262
Less: Allowance for loan losses	(4,075)	(4,050)

Net loans	275,289	274,212

Premises and equipment, net	5,651	5,104
Accrued interest income receivable	2,407	2,417
Cash surrender value of life insurance	6,283	6,207
Other assets	3,791	2,987

Total assets	$420,821	$414,514

Liabilities and Shareholders’ Equity
Demand deposits	$35,984	$35,600
NOW deposits	39,072	39,091
Money market deposits	43,616	43,964
Savings deposits	79,386	77,605
Time deposits	132,625	134,572

Total deposits	330,683	330,832

Borrowings	60,705	54,510
Other liabilities	2,163	3,622

Total liabilities	393,551	388,964

Preferred stock, $0.01 par value; 100,000 shares authorized, none issued	–	–
Common stock, $0.01 par value; authorized 4,000,000 shares; issued 2,879,103 in 2003 and 2,868,105 in 2002; outstanding 2,678,504 in 2003 and 2,667,506 in 2002	29	29
Additional paid-in capital	12,840	12,791
Retained earnings	19,905	19,183
Accumulated other comprehensive loss, net	(2,395)	(3,344)
Treasury stock (200,599 shares)	(3,109)	(3,109)

Total shareholders’ equity	27,270	25,550

Total liabilities and shareholders’ equity	$420,821	$414,514